Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) dated as of January 30, 2009 is by and among AUXERRE TRADING LTD., a Limited Liability Company formed under the laws of the British Virgin Islands, Reg. No. 537804 (the “Auxerre”) and the holder of a 100% capital stock or equity interests in KARBON, CJSC, a Closed Joint Stock Company formed under the laws of the Russian Federation, Reg. No. 10256010355583 (the “Company”), and PREMIER ENERGY  CORP., a Florida corporation (“Premier”), filing reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

WHEREAS, Auxerre owns 100% of the capital stock or equity interest (“Equity Interest”) issued and outstanding of the Company;

WHEREAS, at the time of “Closing” (as hereinafter defined), Premier will have 210,600,000 shares of common stock issued and outstanding representing all of the issued and outstanding capital stock interest of Premier, there being no other shares of capital stock, warrants, options or convertible securities of Premier issued or to be outstanding prior to the completion of this Agreement;

WHEREAS, the Company has 601,000 capital stock interests outstanding and no other capital stock interests or warrants, options or convertible securities issued or to be outstanding pending the completion of this Agreement;

WHEREAS, Premier desires to issue and exchange 107,406,000 shares of its common stock (“Premier Stock”), representing 51% of the common stock of Premier, in exchange for the 51% of the Company or 306,510 shares of the Company; and

WHEREAS, the Board of Directors of the Company, Auxerre and Premier have determined that is desirable to effect this Agreement.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01. The above recitals are incorporated by reference as if fully stated herein.

SECTION 1.02. Exchange by Auxerre and Premier.  At the Closing (as defined in Section 1.03), Auxerre shall sell, transfer, convey, assign and deliver to Premier the 51% Equity Interest free and clear of all Liens (as defined below) in exchange for 107,406,000 shares of common stock of Premier representing the 51% capital stock interest in Premier.

SECTION 1.03. Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Premier commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the “Closing Date”).

SECTION 1.04. Return of Shares by ZRV Consulting LLC.  In conjunction with the Closing, ZRV Consulting Inc. (“ZRV”) will return to the treasury of Premier 107,406,000 shares of common stock which shall be reissued to Auxerre as the Premier Stock, representing 51% of the outstanding capital stock of Premier.

ARTICLE II

Representations and Warranties of Auxerre

Auxerre hereby represents and warrants to Premier with respect to itself, as follows:

SECTION 2.01. Good Title; Validity of Option; Organization.  Except for the discharge of those liens, security interests, pledges, equities and claims effected hereby, Auxerre is the record and beneficial owner, and has good title to the Equity Interest, with the right and authority to sell and deliver such Equity Interest.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Premier as the new owner of such Equity Interest in the share register of the Company, Premier will receive good title to such Equity Interest, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02. Power and Authority.  Auxerre has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All acts required to be taken by Auxerre to enter into this Agreement and the Company and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of Auxerre, enforceable against Auxerre in accordance with the terms hereof.

SECTION 2.03. No Conflicts.  The execution and delivery of this Agreement by Auxerre and the performance by Auxerre of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to Auxerre and (iii) will not violate or breach any contractual obligation to which Auxerre is a party.

SECTION 2.04. No Finder’s Fee.  Auxerre has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

SECTION 2.05. Acquisition Entirely for Own Account.  The Premier Stock proposed to be acquired by Auxerre hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and Auxerre has no present intention of selling or otherwise distributing the Premier Stock, except in compliance with applicable securities laws.

SECTION 2.06. Available Information.  Auxerre has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Premier, it has received all documents and information from Premier that it has requested and been allowed the opportunity to ask questions of and receive answers from Premier officers and directors.  Auxerre does not desire to receive any further documents, information or answers.

SECTION 2.07. Non-Registration.  Auxerre acknowledges that the Premier Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Auxerre representations as expressed herein.

SECTION 208. Restricted Securities.  Auxerre understands that the Premier Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Auxerre pursuant hereto, the Premier Stock would be acquired in a transaction not involving a public offering.  Auxerre acknowledges that the Premier Stock issued to Auxerre in accordance with the provisions of this Agreement, such Premier Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  Auxerre represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09. Legends.  It is understood that the Premier Stock will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES TO THE EXTENT PERMITTED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS; and

any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10. Auxerre Investor Status.  Auxerre is an (i) “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act; or (ii) a non-United States persons as defined in Regulation S of the Securities Act.

ARTICLE III

Representations and Warranties of Auxerre and the Company

In order to induce Premier to enter into this Agreement and to consummate the Transactions contemplated hereby, as of the date hereof and as of the Closing Date, Auxerre and the Company hereby represent and warrant to Premier that the statements contained in this Article III are true and correct, subject to those exceptions set forth in the disclosure schedules attached hereto and delivered to Premier on the date hereof (the “Company Disclosure Schedule”).  The Company Disclosure Schedule with respect to this Article III will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.  Any matter disclosed in a numbered and lettered section of the Company Disclosure Schedule shall be deemed to be disclosed in other locations throughout the Company Disclosure Schedule to the extent such disclosure is reasonably apparent:

SECTION 3.01. Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to Premier true and complete copies of the Charter, Constituent Agreement, Registration Certificate, Codes of Statistics and Permit to issue shares or actions of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”).

SECTION 3.02. No Company Subsidiaries; No Equity Interests.  The Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure.  The authorized capital of the Company consists of 601,000 of which 601,000 equity or capital stock interests (“Capital Stock’) are issued and outstanding.  Except as set forth above, no shares of Capital Stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  All outstanding shares of the Capital Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the Russian Federation, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound.  Except as set forth in this Section 3.03, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or Auxerre is a party or by which it is bound (i) obligating the Company or Auxerre to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, (ii) obligating the Company or Auxerre to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the Capital Stock of the Company.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

SECTION 3.05  No Conflicts; Consents.

(a)         The execution and delivery by the Company and Auxerre of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Constituent Instruments or, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or Auxerre is a party or by which its properties or assets is bound or (iii) any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)         No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06. Taxes.

(a)         The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)         The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)         For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, regional, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07. Benefit Plans.  The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.08. Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company or Auxerre, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under any securities laws or a claim of breach of fiduciary duty.

SECTION 3.09. Compliance with Applicable Laws.  The Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.10. Oil and Gas Operations.  Except as otherwise set forth in the Disclosure Schedule, and except for matters as would not reasonably be expected to result in a Company Material Adverse Effect on the Company, to the knowledge of the Company, all wells included in the Company’s oil and gas interests have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and applicable laws, rules, regulations, judgments, orders and decrees issued by any court or governmental authority.  No well included in the Company’s oil and gas interests is subject to penalties on allowables because of any overproduction or any other violation of applicable laws that would prevent such well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any governmental authority.  Except as otherwise set forth in the Disclosure Schedule, to the knowledge of the Company:

(a) there are no wells that the Company is currently obligated by law or contract to plug and abandon;

(b) there are no wells that are subject to exceptions to a requirement to plug and abandon issued by a governmental authority having jurisdiction over the applicable lease;

(c) there are no wells that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each governmental authority having jurisdiction over the Company’s oil and gas interests;

(d) with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Company’s oil and gas interests:  (i) the Company has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law, rule or regulation) such leases or other documents and is fully qualified to own and hold all such leases or other interests, (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, and (ii) upon the establishment and maintenance of production in commercial quantities, such leases and other documents are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years; and

(e) no person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Company’s oil and gas interests or to the production therefrom.

Notwithstanding anything in this Section 3.10 to the contrary, the representations and warranties contained in subsections (a) through (e) above are made to the knowledge of the Company with respect to those oil and gas interests not operated by the Company.

SECTION 3.11. Contracts.  Except as disclosed in Section 3.11 of the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.12. Title to Properties.  The Company does not own any real property.  The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

SECTION 3.13. Intellectual Property.  The Company owns, or is validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company.  Section 3.13 of the Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company.  There are no claims pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right.

SECTION 3.14. Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.15. Financial Statements.  Prior to the Closing the Company will deliver to Premier its audited consolidated financial statements for the fiscal period of time commencing with its inception to a date within 135 days of the closing. (collectively, the “Company Financial Statements”).  Upon delivery, the Company Financial Statements will have been prepared in accordance with U.S. promulgated generally accepted accounting principles applied on a consistent basis throughout the periods indicated and in respect of interim periods subject to year end adjustments.  The Company Financial Statements will fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein.  The Company will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2007, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.16. Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged and in the geographic areas where it engages in such businesses.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s lines of business.

SECTION 3.17. Transactions With Affiliates and Employees.  Except as set forth in the Company Financial Statements, none of the officers or directors of the Company or Auxerre and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.18. Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, is made known to the officers by others within those entities.  The Company's officers have evaluated the effectiveness of the Company's controls and procedures.  Since December 31, 2007, there have been no significant changes in the Company’s internal controls or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

SECTION 3.19. Solvency.  Based on the financial condition of the Company as of the Closing Date and after giving effect to the Closing, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company's  assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company  would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 3.20. Application of Takeover Protections.  The Company  has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of the jurisdiction of the Company’s incorporation that is or could become applicable as a result of Auxerre and the Company fulfilling their obligations or exercising their rights under this Agreement.

SECTION 3.21. No Additional Agreements.  The Company has no agreement or understanding with Auxerre with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 3.22. Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.23. Disclosure.  All disclosure regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.24. Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in any filing to be made under the Securities Exchange Act of 1934 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.25. Absence of Certain Changes or Events.  Except as disclosed in the Company Financial Statements, from December 31, 2007 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)         any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)         any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)         any material change to a material Contract by which the Company or any of its respective assets is bound or subject;

(f)         any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(g)         any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)         any alteration of the Company’s method of accounting or the identity of its auditors;

(i)         any declaration or payment of dividend or distribution of cash or other property to the Stockholders or any purchase, redemption or agreements to purchase or redeem any shares of Company Stock;

(j)         any issuance of equity securities to any officer, director or affiliate;

(k)         any arrangement or commitment by the Company to do any of the things described in this Section 3.25.

ARTICLE IV

Representations and Warranties of_Premier

In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, Premier hereby represents and warrant to Auxerre and the Company that the statements contained in this Article IV are true and correct subject to those exceptions set forth in the disclosure schedules attached hereto and delivered to the Company on the date hereof (the “Premier Disclosure Schedule”).  The Premier Disclosure Schedule with respect to this Article IV will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV.  Any matter disclosed in a numbered and lettered section of the Premier Disclosure Schedule shall be deemed to be disclosed in other locations throughout the Premier Disclosure Schedule to the extent such disclosure is reasonably apparent:

SECTION 4.01. Organization, Standing and Power.  Premier is duly organized, validly existing and in good standing under the laws of the State of Florida.  Premier has delivered to the Company and Auxerre (i) true and complete copies of the Articles of Incorporation of Premier, as amended to the date of this Agreement (as so amended, the “Premier Charter”), and the Bylaws of Premier, as amended to the date of this Agreement (as so amended, the “Premier Bylaws”).

SECTION 4.02. No Subsidiaries; No Equity Interests.  Premier does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03. Capital Structure.  The authorized capital stock of Premier consists of 250,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value.  As of the date hereof (i) 210,000,000 shares of Premier Common Stock are issued and outstanding (107,406,000 shares of which will be returned to treasury), (ii) no shares of preferred stock are outstanding and (iii) no shares of the Premier Common Stock or preferred stock currently are held by Premier in its treasury.  All of said shares are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision as relating to Premier, the Business Corporation Act of the State of Florida, the Premier Charter, the Premier Bylaws or any Contract to which Premier is a party or otherwise bound.  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind.  The shareholder list to be provided at closing to the Company shall be a current shareholder list generated by its stock transfer agent, and such list shall accurately reflect all of the issued and outstanding shares of Premier’s Common Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability.  The execution and delivery by Premier of this Agreement and the consummation by Premier of the Transactions have been duly authorized and approved by the Board of Directors of Premier, and no other corporate proceedings on the part of Premier is necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of the Selling Parties, enforceable against them in accordance with the terms hereof.

SECTION 4.05. No Conflicts; Consents.

(a)         The execution and delivery by Premier of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Premier under, any provision of (i) Premier Charter, Premier Bylaws, (ii) any Material Contract to which Premier is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Premier’s properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Premier Material Adverse Effect.

(b)         No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with Premier in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Sections 13 of the Exchange Act, and (B) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

SECTION 4.06. SEC Documents; Undisclosed Liabilities.

(a)         Premier has filed all reports, schedules, forms, statements and other documents required to be filed by Premier with the SEC since its organization pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the “Premier SEC Documents”).

(b)         As of its respective filing date, each Premier SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Premier SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Premier SEC Document has been revised or superseded by a later filed Premier SEC Document, none of the Premier SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Premier included in the Premier SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principals (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Premier as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)         Except as set forth in the Premier SEC Documents, Premier has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Premier or in the notes thereto.

(d)         Since the date of the latest audited financial statements included within the Premier SEC Documents, except as specifically disclosed in the Premier SEC Documents, Premier has not changed its auditors and Premier does not have pending before the SEC any request for confidential treatment of information.

SECTION 4.07. Brokers.  No broker, finder, investment banker or other person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Premier and for which Auxerre or the Company will have any obligation or liability.  Premier shall indemnify and hold Auxerre and the Company harmless from any and all claims, liabilities, damages, costs and expenses asserted against them by any person claiming to have acted on behalf of Premier, or to have been retained by Premier as a broker in connection with the transaction contemplated by this Agreement.

SECTION 4.08. Absence of Certain Changes or Events.  Except as disclosed in the Premier SEC Documents, from the date of the most recent audited financial statements included in the Premier SEC Documents to the date of this Agreement, Premier, conducted its business only in the ordinary course, and during such period there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of Premier from that reflected in the Premier SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)         any damage, destruction or loss, whether or not covered by insurance, that would have a Premier Material Adverse Effect;

(c)         any waiver or compromise by Premier of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Premier, except in the ordinary course of business and the satisfaction or discharge of which would not have a Premier Material Adverse Effect;

(e)         any material change to a material Contract by which Premier or any of its assets is bound or subject;

(f)         any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)         any resignation or termination of employment of any officer of Premier;

(h)         any mortgage, pledge, transfer of a security interest in, or lien, created by Premier, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Premier ownership or use of such property or assets;

(i)         any loans or guarantees made by Premier to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)         any declaration, setting aside or payment or other distribution in respect of any of Premier capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Premier;

(k)         any alteration of Premier method of accounting or the identity of its auditors;

(l)         any issuance of equity securities to any officer, director or affiliate; or

(m)                   any arrangement or commitment by Premier to do any of the things described in this Section 4.08.

SECTION 4.09. Taxes.

(a)         Premier has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Premier Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Premier Material Adverse Effect.

(b)         The most recent financial statements contained in the Premier SEC Documents reflect an adequate reserve for all Taxes payable by Premier (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Premier, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Premier Material Adverse Effect.

(c)         There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Premier.  Premier is not bound by any agreement with respect to Taxes.

SECTION 4.10. Absence of Changes in Benefit Plans.  From the date of the most recent audited financial statements included in the Premier SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Premier of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Premier (collectively, “Premier Benefit Plans”).  As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Premier and any current or former employee, officer or director of Premier, nor does Premier have any general severance plan or policy.

SECTION 4.11. ERISA Compliance; Excess Parachute Payments.  Premier has, and since its inception has never had, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Premier Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Premier.

SECTION 4.12. Litigation.  Except as disclosed in the Premier SEC Documents, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Premier Material Adverse Effect.  There has not been, and to the knowledge of Premier, there is not pending any investigation by the SEC involving Premier or any current or former director or officer of Premier (in his or her capacity as such).  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Premier under the Exchange Act or the Securities Act. Neither Premier nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.13. Compliance with Applicable Laws.  Except as disclosed in the Premier SEC Documents, Premier is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Premier Material Adverse Effect. Except as set forth in the Premier SEC Documents, Premier has not received any written communication during the past two years from a Governmental Entity that alleges that such Company is not in compliance in any material respect with any applicable Law.  Premier is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Premier Material Adverse Effect.  This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

SECTION 4.14. Contracts.  Except as disclosed in the Premier SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Premier.  Premier is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Premier Material Adverse Effect.

SECTION 4.15. Title to Properties.  Premier has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Premier has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Premier to conduct business as currently conducted.  Premier has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Premier enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16. Intellectual Property.  Premier owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of its business taken as a whole.  No claims are pending or, to the knowledge of Premier, threatened that Premier is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of Premier, no person is infringing the rights of Premier with respect to any Intellectual Property Right.

SECTION 4.17.Labor Matters.  There are no collective bargaining or other labor union agreements to which Premier is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of Premier, is imminent with respect to any of the employees of Premier.

SECTION 4.18. Transactions With Affiliates and Employees.  Except as set forth in the Premier SEC Documents, none of the officers or directors of Premier and, to the knowledge of Premier, none of the employees of Premier is presently a party to any transaction with Premier (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Premier, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.19. Internal Accounting Controls.  Premier maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Premier has established disclosure controls and procedures and designed such disclosure controls and procedures to ensure that material information is made known to its officers.  Premier’s officers have evaluated the effectiveness of the controls and procedures.  Since December 31, 2007, there have been no significant changes in the internal controls or, to Premier’s knowledge, in other factors that could significantly affect the internal controls.

SECTION 4.20. Intentionally left blank.

SECTION 4.21. Application of Takeover Protections.  Premier has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Premier charter documents or the laws of its state of incorporation that is or could become applicable to the Stockholders as a result of the Stockholders and Premier fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares to Premier and his  ownership of the Shares.

SECTION 4.22. No Additional Agreements.  Premier does not have any agreement or understanding with Auxerre with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.23. Investment Company.  Premier is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.24. Disclosure.  All disclosure provided to Auxerre and the Company regarding Premier, its business and the transactions contemplated hereby, furnished by or on behalf of Premier (including the their representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.25. Certain Registration Matters.  Except as specified in Premier SEC Documents, Premier has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Premier registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.26. Listing and Maintenance Requirements.  Premier is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Premier Stock on the Over-The-Counter Bulletin Board (“OTCBB”).  The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which Premier Stock is currently eligible for listing or trading.

SECTION 4.27. No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Premier or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by Premier under applicable securities laws on a registration statement on Form SB-2 filed with the SEC relating to an issuance and sale by Premier of its Common Stock and which has not been publicly announced will not be publicly announced in the current report on Form 8-K that will be filed by Premier at the Closing.

SECTION 4.28. Foreign Corrupt Practices.  To Premier’s knowledge, any director, officer, agent, employee or other person acting on behalf of Premier has, in the course of its actions for, or on behalf of, Premier (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

SECTION 5.01. Deliveries of Auxerre.

(a)         Concurrently herewith Auxerre is delivering to Premier this Agreement executed by each of them.

(b)         At or prior to the Closing, Auxerre shall deliver to Premier:

(i)           certificates representing its Company Stock;

(ii)           duly executed stock powers for transfer by Auxerre of its Company Stock to Premier; and

(iii)           such other information and documents as Premier or its counsel may require, in each of their sole discretion, to establish an exemption from registration requirements of the Securities Act.

SECTION 5.02. Deliveries of Premier.

(a)         Concurrently herewith, Premier is delivering to Auxerre and the Company a copy of this Agreement executed by Premier;

(b)         At or prior to the Closing, Premier shall deliver:

(i)           to the Company, a letter of resignation of each of the executive officers and directors of Premier from all offices that they hold with Premier;

(ii)           to the Company, certificates from Premier, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Premier Charter, Premier Bylaws and resolutions of the Board of Directors of Premier approving the Agreement and the Transactions, are all true, complete and correct and remain in full force and effect.

(iii)           to the Company, evidence of the election of up to (a) five persons to Premier’s Board of Directors as shall be designated in writing by the Company and (b) two persons to Premier’s Board of Directors as shall be designated in writing by Premier.

(iv)           to the Company, such pay-off letters and releases relating to liabilities as the Company shall request and such pay-off letters and releases shall be in form and substance satisfactory to the Company;

(v)           to the Company, originals or certified copies of all existing corporate records, accounting books and records (including without limitation, journals, schedules, work papers, breakdowns, software records), lists of bank accounts and signatories thereon, locations of safe deposit boxes with a list of signatories, the name, address, contact numbers and contact persons of Premier’s current independent auditors and controller and chief financial officer, and all other administrative and financial documentation, files, records of Premier;

(c)         Certificates representing 107,406,000 shares of common stock of Premier and evidence reflecting the return to treasury of 107,406,000 shares of common stock previously outstanding.

SECTION 5.03. Deliveries of the Company.

(a)         Concurrently herewith, the Company is delivering to Premier this Agreement executed by the Company.

(b)           At or prior to the Closing, the Company shall deliver a certificate from the Company, signed by its authorized officer certifying and attaching copies of the Company’s Constituent Instruments and resolutions of the Board of Directors of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

ARTICLE VI

Conditions to Closing

SECTION 6.01.  Company and Auxerre Conditions Precedent.  The obligations of the Company and Auxerre to enter into and complete the Closing is subject, at the option of the Company and Auxerre, to the fulfillment on or prior to the Closing Date of the following conditions.

(a)  Representations and Covenants.  The representations and warranties of Premier contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Premier shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such parties on or prior to the Closing Date.  Premier shall have delivered to the Company and Auxerre a certificate, dated the Closing Date, to the foregoing effect.

(b)  Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

(c)  No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a Premier Material Adverse Effect.

(d)  Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Premier, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Company and Auxerre in their sole and absolute discretion.

(e)  SEC Reports.  Premier shall have filed all reports and other documents required to be filed by Premier under the U.S. federal securities laws through the Closing Date.

(f)  OTCBB Quotation.  Premier shall have maintained its status as a Company whose common stock is eligible for quotation or listing on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(g)  Deliveries.  The deliveries specified in Section 5.02 shall have been made by Premier.

(h)  No Suspensions of Trading in Premier_Stock.  Trading in Premier Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and Premier Stock shall have been at all times since such date quoted for trading on a trading market.

(i)  Satisfactory Completion of Due Diligence.  The Company and Auxerre shall have completed their legal, accounting and business due diligence of Premier, and the results thereof shall be satisfactory to the Company and Auxerre in their sole and absolute discretion.

SECTION 6.02.  Premier Conditions Precedent.  The obligations of Premier to enter into and complete the Closing is subject, at the option of Premier, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Premier in writing.

(a)  Representations and Covenants.  The representations and warranties of the Company and Auxerre contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Company and Auxerre shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company and Auxerre on or prior to the Closing Date.  The Company and Auxerre, shall have delivered to Premier a certificate, dated the Closing Date, to the foregoing effect.

(b)  Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Premier, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

(c)  No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)  Deliveries.  The deliveries specified in Section 5.01, Section 5.03 and 5.04 shall have been made by Auxerre and the Company, respectively.

(e)  Satisfactory Completion of Due Diligence.  Premier shall have completed its legal, accounting and business due diligence of the Company and Auxerre, and the results thereof shall be satisfactory to Premier in its sole and absolute discretion.

ARTICLE VII

Covenants

SECTION 7.01.   Public Announcements.  Premier, Auxerre and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.02.  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.03.  Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.04.  Exclusivity.  Neither Auxerre nor the Company shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Company, or any assets of the Company (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Auxerre or the Company shall notify Premier immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.05.  Filing of 8-K and Press Release.  Premier shall file, as soon as is practicable after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC, as soon as is practicable disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company.  In addition, Premier shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the transaction.

SECTION 7.06.  Access.  Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.07.  Preservation of Business.  From the date of this Agreement until the Closing Date, each of the Company and Premier shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect.

SECTION 7.08.  Cancellation of Certain Shares.  A total of 107,406,000 shares of Premier Common Stock, in the aggregate, held by ZRV Consulting shall have been cancelled.

ARTICLE VIII

Indemnification

SECTION 8.01.  General Indemnification Provision.  Each of Premier, Auxerre and the Company (each an “Indemnifying Party”) shall indemnify, defend and hold the other Party, its affiliates, officers, directors, partners (general and limited), employees, agents, attorneys successors and assigns (each an “Indemnified Party”) harmless from and against all Losses incurred or suffered by a Indemnified Party as a result of the breach of any  of the respective Indemnifying Parties representations, warranties, covenants or agreements made by the respective Indemnifying Parties in this Agreement.

SECTION 8.02.  Indemnification Principles.  For purposes of this Article VIII, “Losses” shall mean each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts).

SECTION 8.03.  Claim Notice; Right to Defend.  An Indemnified Party shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Indemnifying Party a claim notice relating to such Loss (a “Claim Notice”).  Each Claim Notice shall specify the nature of the claim and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) shall affect the obligation of the Indemnifying Party unless such failure materially and adversely prejudices the Indemnifying Party.  If such Loss relates to the commencement of any action or proceeding by a third person, the Indemnified Party shall give a Claim Notice to the Indemnifying Party regarding such action or proceeding and the Indemnifying Party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  After the delivery of notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Article VIII for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) in the event the Indemnifying Party has not assumed the defense thereof within 10 days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party or (iii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party.  If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party.  In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Auxerre Trading Ltd., to:

Reg.# 537 804
13, rue du Marché
1204 Geneva
Switzerland

Copy:

Akara Bldg., De Castro Street,
Wickhams Cay 1
Road Town, Tortola,
British Virgin Islands

If to the Company, to:

Karbon, CJSC
Reg.# 1025601035558
32, Belyaevskaya str.
Orenburg, Russian Federation 460027

Copy:

55, Lusinovskaya str.
Moscow, Russian Federation 115093.

If to Premier Energy Corp, to:

14785 Preston Road, Suite 550
Dallas, TX  75254

With a copy to:

Law Offices of Stephen M. Fleming PLLC
403 Merrick Avenue, 2nd Floor
East Meadow, New York 11554
Facsimile: 516-977-1209

SECTION 9.02.  Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Auxerre and Premier.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Party to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered and paid to all Stockholders who then hold Shares (or are entitled to receive Shares hereunder).

SECTION 9.03.  Termination.

(a)  Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)  All of the parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)  Premier may terminate this Agreement by giving written notice to the Company, and Auxerres at any time prior to the Closing (A) in the event the Company or Auxerre have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Premier has notified the Company and Auxerre of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach, or (B) if the Closing shall not have occurred on or before 60 days after the date of this Agreement by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from Premier itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)  The Company or Auxerre may terminate this Agreement by giving written notice to Premier at any time prior to the Closing (A) in the event Premier has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company or Auxerre has notified Premier of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach or (B) if the Closing shall not have occurred on or before 60 days after the date of this Agreement, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from the Company, or Auxerre themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b)  Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

SECTION 9.04.  Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Premier shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Premier of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Premier may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 9.05.  Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Premier, Auxerre and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 9.06.  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.07.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.08.  Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 9.09.  Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Schedule and Premier Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 9.12.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  ALL PARTIES HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT. ALL PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING.  ALL PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING.  NOTHING HEREIN SHALL AFFECT EITHER PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.  THE PARTY WHICH DOES NOT PREVAIL IN ANY DISPUTE ARISING UNDER THIS NOTE SHALL BE RESPONSIBLE FOR ALL FEES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE.

SECTION 9.13.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[The Remainder of Page Intentionally Kept Blank]

The Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

PREMIER ENERGY CORP.

By:	/s/ Anton Prodanovic
Name: Anton Prodanovic
Title: CEO

KARBON, CJSC

By:	/s/ O. Eranun
Name: O. Eranun
Title: Director

AUXERRE TRADING LTD.

By:	/s/ L. Enilina
Name: L. Enilina
Title: Director

Company Disclosure Schedule

None

Premier Disclosure Schedule

None